                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                                (Amendment No. 1)

                                MULTEX.COM, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   625367 10 7
                                 (CUSIP Number)

                                  JUNE 20, 2002
             (Date of Event Which Requires Filing of This Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / / Rule 13d-1(b)
        /X/ Rule 13d-1(c)
        / / Rule 13d-1(d)
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                                  SCHEDULE 13G

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CUSIP NO. 625367 10 7                                        PAGE 2 OF 9 PAGES
---------------------                                      ---------------------

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                      NAME OF REPORTING PERSON
  1.                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      ML IBK POSITIONS, INC. ("MLIBK")
--------------------------------------------------------------------------------
  2.                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
  3.                  SEC USE ONLY

--------------------------------------------------------------------------------
                      CITIZENSHIP OR PLACE OF ORGANIZATION
  4.
                      Delaware
--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
 NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER
  OWNED BY            MLIBK owns 670,000 shares of Common Stock.
    EACH         ---------------------------------------------------------------
 REPORTING       7.   SOLE DISPOSITIVE POWER
   PERSON             0
    WITH         ---------------------------------------------------------------
                 8.     SHARED DISPOSITIVE POWER
                        MLIBK owns 670,000 shares of Common Stock.
--------------------------------------------------------------------------------
                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  9.                    PERSON
                        MLIBK owns 670,000 shares of Common Stock.
--------------------------------------------------------------------------------
                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
 10.                    CERTAIN SHARES*                                      / /

--------------------------------------------------------------------------------
 11.                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        MLIBK owns 2.0% of the Common Stock.
--------------------------------------------------------------------------------
                        TYPE OF REPORTING PERSON*
 12.
                        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                      ---------------------
CUSIP NO. 625367 10 7                                        PAGE 3 OF 9 PAGES
---------------------                                      ---------------------

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                     NAME OF REPORTING PERSON
  1.                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     MERRILL LYNCH GROUP, INC. ("MLG")
--------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
  2.                                                                     (b) / /

--------------------------------------------------------------------------------
  3.                 SEC USE ONLY

--------------------------------------------------------------------------------
                     CITIZENSHIP OR PLACE OF ORGANIZATION
  4.
                     Delaware
--------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
 NUMBER OF           0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY         SHARED VOTING POWER
  OWNED BY       6.  670,000 shares of Common Stock held by MLIBK, a
    EACH             wholly-owned subsidiary of MLG.
 REPORTING       ---------------------------------------------------------------
   PERSON        7.  SOLE DISPOSITIVE POWER
    WITH             0
--------------------------------------------------------------------------------
                     SHARED DISPOSITIVE POWER
                 8.  670,000 shares of Common Stock held by MLIBK, a
                     wholly-owned subsidiary of MLG.
--------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  9.                 PERSON
                     670,000 shares of Common Stock held by MLIBK, a
                     wholly-owned subsidiary of MLG.
--------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
 10.                 CERTAIN SHARES*                                         / /

--------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11.                 2.0% of the Common Stock.

--------------------------------------------------------------------------------
                     TYPE OF REPORTING PERSON*
 12.
                     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                      ---------------------
CUSIP NO. 625367 10 7                                        PAGE 4 OF 9 PAGES
---------------------                                      ---------------------

--------------------------------------------------------------------------------
                      NAME OF REPORTING PERSON
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1.
                      MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                      ("MLPFS")
--------------------------------------------------------------------------------
                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
  2.                                                                     (b) / /

--------------------------------------------------------------------------------
  3.                  SEC USE ONLY

--------------------------------------------------------------------------------
                      CITIZENSHIP OR PLACE OF ORGANIZATION
  4.
                      Delaware
--------------------------------------------------------------------------------
               5.     SOLE VOTING POWER
                      0
 NUMBER OF     -----------------------------------------------------------------
   SHARES      6.     SHARED VOTING POWER
BENEFICIALLY          MLPFS owns a Warrant convertible into 69,240 shares of
  OWNED BY            Common Stock.
    EACH       -----------------------------------------------------------------
 REPORTING     7.     SOLE DISPOSITIVE POWER
   PERSON             0
    WITH       -----------------------------------------------------------------
               8.     SHARED DISPOSITIVE POWER
                      MLPFS owns a Warrant convertible into 69,240 shares of
                      Common Stock.
--------------------------------------------------------------------------------
                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  9.                  PERSON
                      MLPFS owns a Warrant convertible into 69,240 shares of
                      Common Stock.
--------------------------------------------------------------------------------
                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
 10.                  CERTAIN SHARES*                                        / /

--------------------------------------------------------------------------------
 11.                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.2% of the Common Stock.
--------------------------------------------------------------------------------
                      TYPE OF REPORTING PERSON*
 12.
                      BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP NO. 625367 10 7                                        PAGE 5 OF 9 PAGES
---------------------                                      ---------------------

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                   NAME OF REPORTING PERSON
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1.
                   MERRILL LYNCH & CO., INC. ("ML")
--------------------------------------------------------------------------------
 2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3.                SEC USE ONLY

--------------------------------------------------------------------------------
                   CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
                   Delaware
--------------------------------------------------------------------------------
              5.   SOLE VOTING POWER
                   0
              ------------------------------------------------------------------
                     SHARED VOTING POWER
                     670,000 shares of Common Stock held by MLIBK, a
              6.     wholly-owned subsidiary of MLG, which is a wholly-owned
                     subsidiary of ML. Warrant convertible into 69,240 shares of
 NUMBER OF           Common Stock held by MLPFS, a wholly-owned subsidiary of
   SHARES            ML.
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY    7.     SOLE DISPOSITIVE POWER
    EACH             0
 REPORTING    ------------------------------------------------------------------
   PERSON            SHARED DISPOSITIVE POWER
    WITH             670,000 shares of Common Stock held by MLIBK, a
              8.     wholly-owned subsidiary of MLG, which is a wholly-owned
                     subsidiary of ML.  Warrant convertible into 69,240 shares
                     of Common Stock held by MLPFS, a wholly-owned subsidiary of
                     ML.
--------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
 9.                  670,000 shares of Common Stock held by MLIBK, a
                     wholly-owned subsidiary of MLG, which is a wholly-owned
                     subsidiary of ML; Warrant convertible into 69,240 shares of
                     Common Stock held by MLPFS, a wholly-owned subsidiary of
                     ML.
--------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
 10.                 CERTAIN SHARES*                                         / /

--------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.0% of Common Stock, all of which is held by MLIBK, a wholly-owned subsidiary of MLG, which is a wholly-owned subsidiary of ML. Including the Common Stock into
 11. which the Warrant is convertible, and all of which is held by MLPFS, a wholly-owned subsidiary of ML, the Reporting Person additionally owns approximately 0.2% of the Common Stock. The aggregate percentage owned by the Reporting Person is therefore approximately 2.2% of the Common Stock.
--------------------------------------------------------------------------------
 12.                 TYPE OF REPORTING PERSON*
                     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER.

               Multex.com, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               100 William Street, 7th Floor
               New York, New York 10038

ITEM 2(a).     NAME OF PERSONS FILING:

               This statement is filed by:

               (i)    ML IBK Positions, Inc. ("MLIBK"), a Delaware corporation;
               (ii)   Merrill Lynch Group, Inc. ("MLG"), a Delaware corporation;
               (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), a Delaware corporation; and
               (iv)   Merrill Lynch & Co., Inc. ("ML"), a Delaware corporation.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal place of business for MLIBK, MLG, MLPFS and ML is 222 Broadway, 17th Floor, New York, New York 10038.

ITEM 2(c).     CITIZENSHIP:

               See Item 2(a).

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share (the "Common Stock").

ITEM 2(e).     CUSIP NUMBER:

               625367 10 7

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
               OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP:

        ML IBK Positions, Inc.
        (a)    Amount beneficially owned: 670,000 shares


                                Page 6 of 9 Pages

        (b)    Percent of class: 2.0%
        (c)    Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 0
               (ii)   Shared power to vote or to direct the vote: 670,000 shares
               (iii)  Sole power to dispose or to direct the disposition of: 0
               (iv)   Shared power to dispose or to direct the disposition of:
                      670,000 shares

        Merrill Lynch Group, Inc.
        (a)    Amount beneficially owned: 670,000 shares
        (b)    Percent of class: 2.0%
        (c)    Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 0
               (ii)   Shared power to vote or to direct the vote: 670,000 shares
               (iii)  Sole power to dispose or to direct the disposition of: 0
               (iv)   Shared power to dispose or to direct the disposition of:
                      670,000 shares

        Merrill Lynch, Pierce, Fenner & Smith Incorporated
        (a)    Amount beneficially owned: 69,240 shares
        (b)    Percent of class: 0.2%
        (c)    Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 0
               (ii)   Shared power to vote or to direct the vote: 69,240 shares
               (iii)  Sole power to dispose or to direct the disposition of: 0
               (iv)   Shared power to dispose or to direct the disposition of:
                      69,240 shares

        Merrill Lynch & Co., Inc.
        (a)    Amount beneficially owned: 739,240 shares
        (b)    Percent of class: 2.2%
        (c)    Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 0
               (ii)   Shared power to vote or to direct the vote: 739,240 shares
               (iii)  Sole power to dispose or to direct the disposition of: 0
               (iv)   Shared power to dispose or to direct the disposition of:
                      739,240 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


                                Page 7 of 9 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 8 of 9 Pages
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                                           SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 27, 2002


                                          ML IBK POSITIONS, INC.


                                          By:     /s/ Curtis W. Cariddi
                                                 -------------------------------
                                                 Name:  Curtis W. Cariddi
                                                 Title: Vice President

                                          MERRILL LYNCH GROUP, INC.


                                          By:     /s/ Andrew J. Quigley
                                                 -------------------------------
                                                 Name:  Andrew J. Quigley
                                                 Title: Secretary

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED


                                          By:     /s/ Jonathan Santelli
                                                 -------------------------------
                                                 Name:  Jonathan Santelli
                                                 Title: Assistant Secretary

                                          MERRILL LYNCH & CO., INC.


                                          By:     /s/ Jonathan Santelli
                                                 -------------------------------
                                                 Name:  Jonathan Santelli
                                                 Title: Assistant Secretary


                                     Page 9 of 9 Pages